Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2018 (the “Effective Date”), by and between Global GP LLC, a Delaware limited liability company having its principal address at 800 South Street, Suite 500, Waltham, MA 02453 (the “Company”), and Charles A. Rudinsky, an individual residing at 34 Drinkwater Rd., Exeter, NH 03833 (the “Employee”).

WHEREAS, the Company employs substantially all of the employees who provide services to the operating subsidiaries of Global Partners LP including, without limitation, Global Companies LLC and Global Montello Group Corp. (the Company, Global Partners LP, the operating subsidiaries of Global Partners LP including, without limitation, Global Companies LLC and Global Montello Group Corp., are hereinafter referred to collectively as “Global”); and

WHEREAS, recognizing that the Employee possesses unique knowledge and experience that are of value to the Company based upon the Employee’s many years of employment with the Company, the Company desires to continue to employ the Employee to provide services to Global on a reduced basis from his prior role as Executive Vice President and Chief Accounting Officer, and the Employee desires to continue to be so employed by the Company, all as mutually agreed upon and in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Global is involved in an extremely competitive industry in which confidentiality and customer goodwill are valuable assets and Global’s competitive positions in the lines of business in which they are engaged depend upon their ability to safeguard Confidential Information (as defined below) and preserve customer goodwill;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the sufficiency of which the Company and the Employee each acknowledges, the Company and the Employee hereby agree as follows:

1.                                      Employment and Term of Employment.   Subject to the terms of this Agreement, the employment term hereunder will commence on the Effective Date and continue through December 31, 2019 (the “Term”), unless terminated earlier by either party as set forth below in Section 6.

2.                                      Position and Duties.  During the Term, the Company shall employ the Employee as its Senior Advisor to the Chief Financial Officer, and to serve in such other positions as the parties may mutually agree.  The Employee shall report to the Company’s Chief Financial Officer or her designee. The Employee’s continued employment shall be subject to the policies maintained and established by Global that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

3.                                      Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of his duties and responsibilities, the Employee shall perform his obligations hereunder at the Company’s headquarters in Waltham, Massachusetts or such other location(s) reasonably identified by the Company.  The parties acknowledge and agree that the Employee may routinely conduct business from his home office in Exeter, NH.

4.                                      Compensation.

4.1                               Base Salary.  During the Term, the Employee shall be entitled to an annual base salary of $200,000.00 (the “Base Salary”), which shall be paid in equal monthly installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment.

4.2                               Bonus.   From time to time during the Term, the Employee may be eligible to receive a discretionary cash bonus (a “Bonus”) in an amount to be determined.  Each Bonus hereunder, if any, shall be paid to the Employee no later than March 15 of the calendar year immediately following the calendar year in which such Bonus is earned.

4.3                               Reimbursements.  During the Term, the Company shall pay or reimburse the Employee for all reasonable expenses incurred by the Employee on business trips, and for all other business expenses reasonably incurred or paid by the Employee during the Term in the performance of the Employee’s services under this Agreement, in accordance with the Company’s expense reimbursement policy as in effect from time to time upon presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require.

4.4                               Fringe Benefits.  During the Term, the Employee shall be entitled to participate in the Company’s health insurance, 401(k) and other employee benefit plans in accordance with Global’s policies and on the same general basis, and subject to the same terms and conditions, as other employees of the Company of comparable rank and tenure. Additionally, the Employee shall be entitled to continue to participate in supplemental disability and supplemental life insurance benefits consistent with past practice.

4.5                               Vacation.  During the Term, the Employee shall be eligible for paid vacation in accordance with the vacation plan or policy of the Company then in effect or as otherwise mutually agreed upon by the Employee and the Company.

4.6                               Tax Withholding.  All payments in this Section 4 shall be subject to all applicable federal, state and/or local withholding, payroll and other related taxes.

5.                                   Supplemental Compensation in Support of Non-Disclosure, Non-Competition, and Non-Solicitation Covenants.

5.1                               Post-Termination Payment of the Employer Portion of COBRA Premiums.  The Company will pay the employer portion of the fees and expenses under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Employee’s group medical, dental and/or vision insurance premiums during the period of twenty-four (24) months immediately following the expiration of the Term (the “Extended Coverage Period”), provided that the Employee (a) has elected to receive and remains eligible for COBRA benefits during such period, and (b) makes arrangements to pay his share of the premium cost(s).  In the event the

Employee becomes ineligible for COBRA benefits during the Extended Coverage Period, the Company will pay to the Employee a monthly contribution towards the Employee’s medical/dental/vision benefits, as applicable, in an amount equal to the amount of the monthly contribution that would otherwise have been paid by Employer if COBRA benefits had remained available to the Employee, for the remainder of the Extended Coverage Period during which the Employee is ineligible for COBRA benefits.

5.2                               Transfer of Company Car Ownership to the Employee.  At the end of the Term, the Company shall either (i) sell to the Employee the automobile which the Employee has then been using (the “Company Car”) for a purchase price of $5.00, and the Employee shall be responsible for effecting the registration of said vehicle in his name, and shall pay any taxes owing as a result of the transfer of ownership of the vehicle to the Employee, or (ii) make such other mutually satisfactory arrangements as may be agreed upon by the Company and the Employee.

6.                                      Early Termination.  This Agreement and the Employee’s employment hereunder shall continue for the duration of the Term, unless earlier terminated by the Company on account of the Employee’s breach or threatened breach of his Non-Disclosure, Non-Competition and/or Non-Solicitation covenants set forth in Sections 7 through 9, inclusive, of this Agreement.  Effective upon such early termination, the Employee shall forfeit any payments not yet made or to be made to or on behalf of the Employee pursuant to this Agreement.

7.                                      Non-Disclosure.

7.1                               The Employee agrees that the Employee will not, at any time, whether during or after the termination of his employment, designate, divulge or disclose to any person or entity outside of Global, whether by private communications or by public address or publication, or otherwise, any Confidential Information, except to the extent that such disclosure is necessary to perform the Employee’s duties and fulfill his responsibilities as an employee of the Company.  All Confidential Information in any form or format, including but not limited to written, printed, electronic or digital, or other materials relating to the business of Global, however and whenever produced, shall be the sole property of Global and shall be surrendered to Global upon termination of the Employee’s employment.  For purposes of this Agreement, the term “Confidential Information” shall mean any trade secret, proprietary or confidential information concerning the organization, personnel, business or finances of Global, or of any third party which Global is under an obligation to keep confidential, and that is maintained by Global as confidential.  Such Confidential Information shall include, but is not limited to, trade secrets, proprietary or confidential information, customer lists and/or customer information, suppler lists and/or supplier information, business plans, marketing plans, financial information, sales techniques, projects, the Company’s salary and/or pay rates, other Global personnel information, existing and future products and services, designs, methods, formulas, documentation, systems, processes, and all other plans and proposals.

7.2                               The Employee further agrees to keep confidential all matters entrusted to the Employee and shall not use or attempt to use any Confidential Information, including confidential information related to third parties which Global is obligated to maintain as confidential, except as may be required in the ordinary course of performing his duties as an employee of the Company, nor shall the Employee use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to Global, whether directly or indirectly.

8.                                      Non-Competition and Other Restrictive Covenants.  In consideration of (i) the Company’s entering into this Agreement, and the Employee’s continued employment with the Company, and (ii) the Employee’s eligibility to receive supplemental compensation to which the Employee would not otherwise be entitled, as described above in Section 5, during the Term and continuing through the date that is one (1) year after the date that the Employee is no longer employed by the Company (the “Restricted Period”):

8.1                               Unless and to the extent that the Employee has received advance, express written approval otherwise from the Company’s Chief Financial Officer, the Employee shall be prohibited from directly or indirectly working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business engaged in (or actively considering engagement in) the following businesses in New England and other jurisdictions in which the Company is conducting business as of the Date of Termination (the “Restricted Businesses”): (i) wholesale or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and biofuels), and natural gas liquids (including ethane, butane, propane and condensates); (ii) the storage of refined petroleum products and/or any of the other products identified in clause (i) of this paragraph in connection with any of the activities described in said clause (i); (iii) the retail sale of convenience store items and sundries and related food service, whether or not related to the retail sale of refined petroleum products including, without limitation, gasoline; (iv) bunkering; and (v) any other business in which the Company or its Affiliates (a) becomes engaged during the period Employee is employed by the Company or any of its Affiliates, or (b) is preparing to become engaged as of the time that Employee’s employment with the Company or any of its Affiliates ends and, with respect to parts (a) and (b) of this clause (v), Employee has participated in or obtained Confidential Information about such business or anticipated business. Notwithstanding any provision of this paragraph 8.1 to the contrary, the Employee may (x) own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses and (y) with the prior consent of the Company, may serve as a director of an entity that is engaged in one or more of the Restricted Businesses.

8.2                               The Employee also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or its Affiliates to cease to be employed by or otherwise do business with the Company or its Affiliates, or to reduce the same, or to be employed or otherwise do business with any person or entity engaged in the Restricted Business.

8.3                               If any court construes any of the provisions of this Section 8, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

8.4                               The Employee expressly acknowledges and agrees that the restrictions set forth in this Agreement are reasonable in all respects and no greater than necessary to protect the Company’s legitimate business interests, including the protection of its Confidential Information and goodwill.  The Employee further represents that enforcement of this Agreement is in the public interest and that the Employee would not suffer undue hardship as the result of such enforcement, and that the Company’s need for the protections afforded by this Agreement is greater than any hardship the Employee might experience by complying with its terms.

9.                                      Company Property.  The Employee agrees that the Employee shall not make, use or permit to be used any Company Property otherwise than for the benefit of Global.  The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, address books (whether in hardcopy or electronic), specifications, software programs, data, computers, cellular or mobile telephones, the Company Car, credit and/or gasoline cards, keys, access fobs and/or cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of Global or concerning any of its dealings or affairs, and any other Global property in the Employee’s possession, custody or control.  The Employee acknowledges and agrees that all Company Property (other than the Company Car which may be transferred to the Employee at the end of the Term) shall be and remain the sole and exclusive property of Global and that, upon the termination of his employment, the Employee shall deliver all Company Property in his possession, and all copies thereof, to the Company.

10.                               Specific Performance.  The Employee acknowledges and agrees that he understands the meaning and effect of the terms contained in this Agreement, and due to the extremely competitive nature of the business in which Global are engaged, agrees that the restrictions contained herein are reasonable and necessary.  The Employee further agrees that any breach of this Agreement by the Employee will cause irreparable damage to Global and in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligation hereunder.

11.                               Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Employee shall not assign this Agreement or any interest herein.

12.                               Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

13.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.

14.                               Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

15.                               Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have read this Agreement and attest that they fully understand and knowingly and voluntarily accept its provisions in their entirety without reservation.

Global GP LLC

By:	/s/ Edward J. Faneuil	/s/ Charles A. Rudinsky
Name:	Edward J. Faneuil	Charles A. Rudinsky
Title:	Executive Vice President and General Counsel
Date: May 21, 2018

Date:	May 21, 2018